Exhibit 99.1

Rule 10b5-1(c)(1) Sales Plan (Form 01129)

The persons listed in Exhibit F hereto, referred to individually a “Seller” and collectively as the “Sellers”, hereby adopt this Rule 10b5-1(c)(1) Trading Plan dated December 12, 2025 (“Sales Plan”) by and among Pelthos Therapeutics Inc. (the “Issuer”), Sellers, and Raymond James & Associates, Inc. ("Raymond James"), acting as agent for the limited purpose of effecting the sale of Sellers’ shares of Stock (as defined below) under the Sales Plan as described herein. Each Seller agrees to be bound by the terms of this Sales Plan individually, and not jointly. Each Seller further represents and warrants that such Seller is an individual holding an established and existing account at Raymond James.

Recital

This Sales Plan is being entered into by and among the Issuer, Sellers, and Raymond James to establish a trading plan for each Seller that, as represented by the Issuer and each Seller, complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Seller is establishing this Sales Plan to dispose of all or a portion of such Seller's holdings of the common stock of

Pelthos Therapeutics Inc. with the following: Please select one:
X par value of $0.0001 per share, OR
_ no par value

(the "Stock"), including, if applicable, (i) Stock that each Seller has the right to acquire under the outstanding stock options issued by the Issuer listed on Exhibit A hereto (the "Options") and (ii) Stock that each Seller has the right to acquire with respect to restricted stock units issued by the Issuer (the “RSUs”).
A.Implementation of the Plan
1.Each Seller hereby appoints Raymond James to sell shares of Stock pursuant to the terms and conditions set forth below (as determined and completed by such Seller). Subject to such terms and conditions, Raymond James hereby accepts such appointment.
2.Raymond James is authorized to begin selling Stock pursuant to this Sales Plan on the date set forth in Exhibit E.
Date
(check one of the below)
_ Seller is not the Issuer, and not a director or officer, of the Issuer:
Seller represents that such date is at least one day after thirty (30) days following the adoption of this Sales Plan.
_ Seller is an officer or director, or a related person or entity of an officer or director, of the Issuer:
Seller represents that such date is at least one day after the later of: (i) ninety (90) days from the date this Sales Plan is adopted, or (ii) two (2) business days following the Issuer's filing of Form 10-Q, Form 10-K, Form 20-F, or Form 6-K, as applicable, with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal quarter in which this Sales Plan is adopted; but in any event, no later than one hundred twenty (120) days following the adoption of this Sales Plan.
X Seller is not the Issuer. The Issuer will identify any person listed on Exhibit F who is an officer or director, or a related person or entity of an officer or director, of the Issuer, and:
the applicable cooling off period as required under Rule 10b5-1 applies.

The Issuer agrees to notify Raymond James in writing immediately after the Issuer files its Form 10-Q, 10-K, 20-F, or 6-K, as the case may be, with the SEC for the fiscal quarter in which this Sales Plan is adopted.
Each Seller understands and acknowledges that the date applicable to each such Seller referenced above reflects a “cooling-off period” as required under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If no date is provided above, the default date on which Raymond James may begin selling Stock pursuant to this Sales Plan will be one hundred twenty (120) days from the adoption of this Sales Plan.
Raymond James shall cease selling Stock upon termination or suspension of the Sales Plan as described herein, or on July 31, 2028 (the “Plan Sales Period”).

(a) Raymond James shall sell the Daily Sale Amount (as defined below) for the accounts of each Seller on each Sale Day (as defined below), subject to the following restrictions, if desired:
_ Raymond James shall not sell any shares of Stock pursuant to this Sales Plan at a price of less than
$    per share (before deducting commissions and other expenses of sale) (the "Minimum Sale Price").

X (Insert other restrictions, if any) refer to Exhibit E

(b)A "Sale Day" is: check one: each trading day or 0 other/specify      during the Plan Sales Period, provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A "Trading Day" is any day during the Plan Sales Period that the: insert name of principal market or exchange for the Stock: New York Stock Exchange (the "Principal Market") is open for business and the Stock trades regularly on the Principal Market.

(c)The "Daily Sale Amount" for any Sale Day shall be (please check the applicable box to indicate the amount of Stock that Raymond James is to sell on each Sale Day):
_     shares of Stock.

_ an amount of Stock resulting in aggregate proceeds (after deducting commissions and other expenses of sale and exercise prices, withholding taxes and other expenses of exercise) of $

X determined in accordance with the following formula: refer to Exhibit E
    _ the amount set forth on the grid

Limit	Shares to Sell at Limit
If the price is below $
If the price is above $ or higher
If the price is above $ or higher
If the price is above $ or higher

(d)Subject to the restrictions set forth in paragraph A.3(a) above, Raymond James shall sell the Daily Sale Amount on each Sale Day under ordinary principles of best execution at the then-prevailing market price.
(e)If, consistent with ordinary principles of best execution or for any other reason, Raymond James cannot sell the Daily Sale Amount on any Sale Day, then (select one):

X the amount of such shortfall may be sold as soon as reasonably practicable on the immediately succeeding Trading Day under ordinary principles of best execution; provided that in no event may the amount of the shortfall for any such Sale Day be sold later than the fourth (4th) business day after such Sale Day.
_ Raymond James's obligation to sell Stock on such Sale Day pursuant to this Sales Plan shall be deemed to have been satisfied.
Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, Raymond James's authority to sell such shares for the accounts of Seller under this Sales Plan shall terminate.
(f)The Daily Sale Amount and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.
3.Raymond James shall not sell Stock hereunder at any time when:
(a)Raymond James, in its sole discretion, has reasonably determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred; or
(b)Raymond James, in its sole discretion, has reasonably determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates; or
(c)Raymond James has received notice from the Issuer or a Seller of the occurrence of any event contemplated by Section A.
9. below or paragraph 3 of the certificate set forth as Exhibit B hereto; or other similar material event; or

(d)Raymond James has received notice from the Issuer to terminate the Sales Plan in accordance with Section C. 1. below.
4.(a) If applicable, for Stock only, each Seller has delivered (or, immediately upon the adoption of this Sales Plan, each Seller will deliver) the Stock to be sold pursuant to this Sales Plan (with the amount to be estimated by such Seller in good faith, if the Daily Sale Amount is designated as an aggregate dollar amount) (the "Plan Shares"), into an account at Raymond James in the name of and or the benefit of such Seller (the "Plan Account"). (This subsection is not applicable to Stock issuable under Options or RSUs).
(b)If applicable, for Options, each Seller has made appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit Raymond James to furnish notice to the Issuer of such Seller's exercise of the Options and to have underlying shares delivered to Raymond James as necessary to effect sales under this Sales Plan.

Each Seller hereby authorizes Raymond James to serve as that Seller's agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options. Nonetheless, each Seller agrees to complete, execute and deliver to Raymond James Stock Options Exercise Forms for the exercise of Options pursuant to this Sales Plan at such times and in such numbers as Raymond James shall request to effect the exercise of Options hereunder. Stock received upon exercise of Options shall be delivered to the Plan Account.
(c)If applicable, for Stock, Raymond James shall withdraw Stock from the Plan Accounts in order to effect sales of Stock under this Sales Plan. If on any day that sales are to be made under this Sales Plan the number of shares of Stock in the Plan Accounts is less than the number of shares to be sold on such day, and only if a Seller has available Options, Raymond James shall exercise a sufficient number of Options, on such Seller's behalf, to effect such sales in the manner specified below:
_ exercise first those Options with the earliest expiration date.
_ exercise first those Options with the lowest exercise price.
_ (insert other direction) ____________________________.
Raymond James shall in no event exercise any Option if at the time of exercise, the exercise price of the Option is equal to or higher than the market price of the Stock.
(d)Raymond James shall, in connection with the exercise of Options, if any, remit to the Issuer the exercise price thereof along with such amounts as the Issuer may claim is necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with Raymond James's customary practices. Each Seller hereby agrees to, and authorizes Raymond James to make, such deductions from the proceeds or the Plan Accounts.
(e)To the extent that any Stock remains in the Plan Accounts after the end of the Plan Sales Period or upon termination of this Sales Plan, Raymond James shall return such Stock promptly to the applicable Seller.
5.Raymond James shall in no event, and shall have no obligation to, effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Accounts or underlying an Option or RSU that is exercised in accordance with the terms of this Sales Plan on the day of such sale.
6.Raymond James or one of its affiliates may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.
7.Raymond James or one of its affiliates may make a market in the Stock and may act as principal in executing sales under the Sales Plan. To the extent that Raymond James or one of its affiliates administers other trading plans relating to the Issuer's securities, Raymond James may aggregate orders for a Seller with orders under other Sellers' trading plans for execution in a block and allocate each execution on a pro rata basis to each Seller. In the event of partial execution of block orders, Raymond James shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning the Issuer’s securities that Raymond James manages pro rata based on the ratio of (x) the number of shares to be sold pursuant to the order instructions of each trading plan to (y) the total number of shares to be sold under all trading plans having the same type of order instructions.
8.Sales under this Sales Plan shall be suspended as follows:
(a)Promptly after the date on which Raymond James receives notice from the Issuer of legal, contractual or regulatory restrictions applicable to a Seller or the Seller's affiliates that would prevent Raymond James from selling Stock under this Sales Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for the restriction),.
(b)If the Issuer enters into a transaction, or any other event occurs that results, in the Issuer's good faith determination, in the imposition of any trading restrictions (“Seller Trading Restrictions”), such as a stock offering requiring an affiliate lock-up, the Issuer shall promptly, but in no event later than three (3) days prior to the date of the remaining trade(s) under the Sales Plan, provide Raymond James with notice thereof. With respect to any Seller Trading Restrictions for which the Issuer has given Raymond James notice, Raymond James shall suspend trading under this Sales Plan reasonably promptly after the date on which it receives notice from the Issuer of the date the Seller Trading Restrictions were imposed (the “Suspension Date”) until Raymond James receives notice from the Issuer of the date such Seller Trading Restrictions are lifted (the “Resumption Date”).

9.Raymond James shall conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), as applicable.
10.The Issuer shall have evaluated, authorized and approved this Sales Plan prior to its effective date, and shall provide notice to Raymond James immediately following any disclosure of the Issuer's financial results filed in a Form 10-Q, Form 10-K, Form 20-F, or Form 6-K, as applicable, with the SEC.

B.Seller's Representations, Warranties and Covenants

Each Seller hereby represents, warrants and covenants that, as it pertains to such Seller, individually, as if such Seller is executing its own Plan:
1.Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller has acted, and will continue to act, in good faith with respect to this Sales Plan, throughout the duration of this Sales Plan, is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with federal and state securities laws including but not limited to Section 10(b) of the Exchange Act and Rule 10b5-1. Seller acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.
2.Seller understands and acknowledges that Seller will not be able to rely upon the Rule 10b5-1 affirmative defense for a single-trade plan unless Seller has not, during the prior twelve (12) month period, adopted another single-trade plan where such other single-trade plan qualified for the affirmative defense under Rule 10b5-1.
3.The securities to be sold under this Sales Plan are owned free and clear by Seller (subject, in the case of shares underlying Options or RSUs, only to the compliance by Seller with the provisions of such Options or RSUs) and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act, and are not the subject of any other Rule 10b5-1(c)(1) Sales Plan.
4.While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan and agrees, except as expressly permitted herein, not to alter or deviate from the terms of this Sales Plan.
5.Seller agrees that the Stock is not marginable and may not be used by Seller as collateral for any purpose.
6.(a) Seller has provided Raymond James with a certificate dated as of the date hereof signed by the Issuer substantially in the form of Exhibit B hereto.
(b)Seller agrees to notify Raymond James's Global Wealth Solutions/Executive Solutions by telephone or email at the number or email address set forth in Section F.5. below as soon as practicable if Seller becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit B hereto. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Raymond James. Such notice shall be in addition to the notice required to be given to Raymond James by the Issuer pursuant to the certificate set forth as Exhibit B hereto.
7.The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.
8.Seller agrees that until this Sales Plan has been terminated as permitted herein, Seller shall not: (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer, financial institution or other party (each, a "Financial Institution"); (ii) instruct another Financial Institution to purchase or sell Stock, including shares of Stock underlying Options or RSUs; (iii) adopt a plan for trading with respect to Stock other than this Sales Plan, or (iv) enter into any overlapping or single trade Sales Plan for the purchase or sale of any class of securities of the Issuer or any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller shall immediately disclose to Raymond James any other additional Sales Plan it enters into.
9.Seller agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of Raymond James or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.
10.Seller agrees that Seller shall at all times during the Plan Sales Period (as defined herein), in connection with the performance of this Sales Plan, comply with the Issuer's policies governing the use of Rule 10b5-1 plans, including, without limitation, the Issuer’s Insider Trading Policy, and all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and cooperate with the Issuer to make all filings and disclosures, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act and Item 408 of Regulation S-K in a timely manner, to the extent any such filings are applicable to Seller.
11.(a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144 or 145.

(b)Seller agrees not to take and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.
(c)Seller agrees to complete, execute, and deliver to Raymond James such forms or documents necessary at such times and in such numbers as Raymond James shall request for such Forms 144 for the sales to be effected under this Sales Plan, and Raymond James agrees to file such Forms 144 on behalf of Seller, if required. Seller understands and agrees that Raymond James may make one Form 144 at the beginning of each three-month period commencing upon the first Sale Day during the term under this Sales Plan.
12.Seller shall publicly disclose any gifts of equity securities as required on Form 4 pursuant to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, no later than two (2) business days following such transaction.
13.Seller understands and acknowledges that Raymond James may aggregate orders for Seller with orders under other sellers' trading plans for execution in a block as described in Section A.8. above.
14.Seller: (a) is not relying, and has not relied, upon Raymond James or any affiliate of Raymond James, the Issuer or any affiliate of the Issuer, with respect to Seller's adoption and implementation of this Sales Plan or the legal, accounting, tax or other implications of this Sales Plan; (b) has conducted its own analyses of the legal, accounting, tax and other implications hereof; and (c) has been advised to consult with, and has consulted with, Seller's own legal, accounting, and tax experts regarding this Sales Plan and the implications hereof.
15.Seller understands and acknowledges that neither Raymond James nor any affiliate of Raymond James, the Issuer or any affiliate of the Issuer has acted as Seller's advisor in any capacity, including providing legal advice, in connection with this Sales Plan or the transactions contemplated hereby.
16.Seller is entering into this Sales Plan with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks, and is capable of assuming (financially and otherwise) those risks.
17.Each Seller represents and warrants independently that such Seller has reviewed and executed this Sales Plan and that the representations in this Section B. apply individually to such Seller.

C.Termination
1.This Sales Plan may not be terminated prior to the end of the Plan Sales Period, except that:
(a)it may be terminated at any time by written notice from the Issuer (such Form of notice attached hereto as Exhibit C) received by Raymond James's Global Wealth Solutions/Executive Solutions at the address, fax number, or email address set forth in Section F.5. below for any reason as long as such termination is made in good faith and not as part of a plan or scheme to evade federal and state securities laws and the Issuer makes that representation to Raymond James in such notice; with reasons for a permitted termination including where legal or regulatory restrictions applicable to Seller or Seller's affiliates would prevent Raymond James from selling Stock for Seller's accounts during the Plan Sales Period, and
(b)it may be suspended or, at Raymond James's option, terminated if Raymond James has received notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit B hereto or any other similar material event, and
(c)it may be suspended or, at Raymond James's option, terminated, if bankruptcy or insolvency proceedings commence with respect to the Issuer.

2.Each Seller may modify or terminate its participation in the Sales Plan with written approval from the Issuer and written notice to, and acknowledgement by, Raymond James (such approval and notice to be in the forms attached hereto as Exhibit D and Schedule 1 to Exhibit D).

D.Indemnification; Limitation of Liability
1.(a) The Issuer and each Seller agree to indemnify and hold harmless Raymond James and its directors, officers, trustees, employees, affiliates, agents and representatives and their respective directors, officers, trustees and employees from and against any and all liability or expense, including reasonable and documented attorney's fees and disbursements, in any demand, claim, suit, or other matter, including a regulatory agency inquiry or investigation, settlement, or similar arrangement agreed to in lieu of commencement of litigation or a proceeding, arising out of or attributable to (i) any breach by the Issuer or such Seller of this Sales Plan (including the Issuer or such Seller's representations and warranties hereunder) and (ii) any violation by the Issuer or such Seller of applicable laws or regulations, or (iii) any Raymond James's actions taken or not taken in compliance with instructions from the Issuer and/or Seller under this Sales Plan. This indemnification shall survive termination of this Sales Plan.
(b)Notwithstanding any other provision hereof, to the fullest extent permissible by law, Raymond James shall not be liable to the Issuer or a Seller for:

(i)special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or
(ii)any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its commercially reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, pandemic, market disruptions or other causes commonly known as "acts of God"; or
(iii)the reasonable exercise of discretionary authority or discretionary control under this Sales Plan, if any; or
(iv)any failure to effect a sale required by Section A, except for failures to effect sales that have been judicially determined to have been solely caused by the gross negligence or willful misconduct of Raymond James.
2.The Issuer and each Seller acknowledges and agree that in performing the services hereunder, neither Raymond James nor any of its affiliates nor any of their respective officers, employees or other representatives is: (a) exercising any discretionary authority or discretionary control with respect to management of Seller's assets (b) exercising any authority or control with respect to management or disposition of Seller's assets; or (c) otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, each Seller further acknowledges and agrees that neither Raymond James nor any of its affiliates, the Issuer nor any of its affiliates, nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to a Seller's assets.

E.Agreement to Arbitrate
The arbitration provisions of each Seller's client account opening documentation are incorporated by reference.

F.General
1.Each Seller shall pay Raymond James a [transaction] fee of $[0.04] per share of the Stock sold pursuant to this Sales Plan.
2.Each Seller and Raymond James acknowledge and agree that this Sales Plan is a "securities contract", as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.
3.This Sales Plan and the Exhibits and Schedules attached hereto constitute the entire agreement among the Issuer, each Seller and Raymond James with respect to this Sales Plan and supersede any prior agreements or understandings with regard to the Sales Plan.
4.This Sales Plan may be modified by the Issuer on behalf of a Seller only as permitted under Rule 10b5(c)(1) and upon the written consent of Raymond James and receipt by Raymond James of the following documents, each dated as of the date of such modification.
(i)a Plan Modification Letter signed by the Issuer substantially in the Form of Exhibit D hereto;
(ii)if applicable, a Participant Modification Letter signed by the applicable Seller substantially in the Form of Schedule 1 to Exhibit D hereto, certifying that the representations and warranties of the applicable Seller contained in this Sales Plan are true and correct at and as of the date of such certificate as if made at and as of such date.
5.All notices to Raymond James under this Sales Plan shall be given to Raymond James's Global Wealth Solutions/Executive Solutions in the manner specified by this Sales Plan by confirmed email to ExecutiveSolutions@RaymondJames.com, by telephone at 866-326-3863 or fax at 866-597-3996 or by certified mail to the address below:
Raymond James & Associates, Inc. 880 Carillon Parkway
St. Petersburg, FL 33716
Attn.: Global Wealth Solutions/Executive Solutions
6.The Sellers’ rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of the Issuer and Raymond James.
7.This Sales Plan may be signed in any number or counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signature pages to this Agreement may be executed and delivered electronically, including “.pdf” format or by DocuSign or other electronic signature software compliance with the U.S. ESIGN Act, and all such signature pages so executed and delivered shall have the same force and effect as an original.
8.If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

9.This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of Florida and may be modified or amended only by a writing signed by the parties hereto.
10.Each Seller agrees that this Sales Plan shall not be binding upon Raymond James unless and until it is duly and fully executed by the Home Office Representative of Raymond James listed below.

NOTICE: PARAGRAPH E OF THIS AGREEMENT INCORPORATES, BY REFERENCE, THE PRE-DISPUTE ARBITRATION CLAUSE IN THE ACCOUNT OPENING DOCUMENTATION WHICH INCLUDES A JURY TRIAL WAIVER. FOR THE AVOIDANCE OF DOUBT, ANY DISPUTE ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION AS DESCRIBED IN THE ACCOUNT OPENING DOCUMENTATION, AND TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

The names of each Seller are listed in Exhibit F. Each Seller has received and signed a “10b5-1 Plan Adoption Letter” in the form attached hereto as Exhibit G. All signed 10b5-1 Plan Adoption Letters are available in the Appendix to Exhibit G.

RAYMOND JAMES & ASSOCIATES, INC., By: (Home Office Representative)	BRANCH ACKNOWLEDGEMENT: By: (Branch Manager)
Print Name	Print Name
Date	Date
Title	Branch Number